RH 1109

2.

GAS PURCHASE AGREEMENT

THIS GAS PURCHASE AGREEMENT (this "Agreement"), effective as of the 1st day of April, 2012, (the "Effective Date") is by and between STERLING ENERGY INVESTMENTS LLC, a Delaware LLC, whose address is 1225 17th Street, Suite 2520, Denver, Colorado 80202 ("Buyer") and CONTINENTAL RESOURCES, INC., an Oklahoma Corporation, whose address is 20 N. Broadway, Oklahoma City, Oklahoma 73102 ("Seller"). Buyer and Seller are sometimes referred to herein individually as a "Party" and collectively as the "Parties."

Recitals:

A. Buyer owns and operates a gas gathering system, gas processing plant and related facilities in Weld, Logan, and Morgan Counties, Colorado and Cheyenne County, Nebraska which enables Buyer to purchase and accept receipt of Seller's Gas.

B. Seller has the right to deliver, Seller' Gas for gathering on such gathering systems and processing for the extraction of Liquid Hydrocarbons, and desires Buyer to purchase Seller's Gas and Liquid Hydrocarbons, on the terms and subject to the conditions in the Agreement.

NOW, THEREFORE, for good and valuable consideration, Buyer and Seller agree as follows:

Article 1 – Definitions

1.1 The following capitalized terms used in this Agreement and the attached exhibits and schedules shall have the meanings set forth below:

"Applicable Law" means any applicable law, statute, rule, regulation, ordinance, order, or other pronouncement, action, or requirement of any Governmental Authority.

"Btu" means the amount of heat energy needed to raise the temperature of one pound of water from 58.5 degrees Fahrenheit to 59.5 degrees Fahrenheit at a constant pressure of 14.65 pounds per square inch absolute.

"Business Day" means any day except Saturday, Sunday, or Federal Reserve Bank holidays.

"CPI-U Index" means the Consumer Price Index, All Urban Consumers, U.S. city average, all items as determined and published by the United States Bureau of Labor Statistics ("BLS") or any successor agency thereto. The CPI-U Index will be taken from the data published by the BLS electronically at the then current BLS website or as same is published in hardcopy format.

"Day" means a period of 24 consecutive hours, beginning at 8:00 a.m. Mountain Time.

"Dedicated Wells and Sections" means the working interest of Seller in all Gas owned by Seller and produced or delivered to Buyer, along with all Processing Rights attributable to such gas, from the wells and sections listed in Schedule 1.

"Drip Liquid" means that portion of the Gas that condenses in, and is removed from, the Gathering System upstream of the Plant inlet as a liquid by Buyer through non-mechanical means, including the gathering pipelines, slug catchers, scrubbers, and separators.

"Force Majeure Event" is defined in Section 10.2.

"Fuel Gas" means Gas or Gas equivalent such as electricity used by Buyer to operate compressors, processing plant, dehydrators, and related equipment and facilities serving Seller's Gas.

"Gas" means any mixture of hydrocarbons and gases consisting primarily of methane (which shall include natural gasoline and other liquefiable hydrocarbons) as it is produced in its natural state from Seller's wells, subject only to dehydration and conventional, non-mechanical separation.

"Gathering System" means the gas gathering facilities of Buyer, including any facilities for compression, treating, and processing, and all modifications, alterations, replacements, extensions, or expansions made by Buyer, from time to time, to such gathering system.

"Governmental Authority" means any court, government (federal, state, local, or foreign), department, political subdivision, commission, board, bureau, agency, official, or other regulatory, administrative, or governmental authority.

"Gross Heating Value" means the total calorific value (expressed in Btu's) obtained by the complete combustion, at constant pressure, of the amount of Gas which would occupy a volume of one cubic foot at a temperature of 60 degrees F, if saturated with water vapor and under a pressure equivalent to 14.65 psia and under standard gravitational force (980.665 cm per second per second) with air of the same temperature and pressure as the Gas, when the products of combustion are cooled to the initial temperature of the Gas and air and when the water formed by combustion is condensed to the liquid state.

"Losses" means all losses, liabilities, damages, claims, fines, penalties, costs, or expenses, including reasonable attorneys' fees and court costs.

"Lost and Unaccounted for Gas" means ("L&U or when taken together with Fuel Gas "FL&U") the volumetric losses in Gas that occur on the Gathering System, other than Gas used for Fuel Gas, which shall include losses from Gas and/or Plant Products flared, ordinary measurement discrepancy, pipeline breakages and routine or emergency blow-down.

"Mcf" means one thousand cubic feet of Gas at a temperature of 60 degrees F and a pressure of 14.65 pounds per square inch absolute. "Mcf/d" means Mcf's per Day.

"MMBtu" means one million Btu's, which is equivalent to one dekatherm ("Dth"). "MMBtu/d" means MMBtu per Day.

"Month" means the period beginning on the first Day of the calendar month and ending immediately prior to the commencement of the first Day of the next calendar month.

"Notice" is defined in Section 12.1.

"Person" means any individual, corporation, partnership, joint venture, limited liability company, association (whether incorporated or unincorporated), joint-stock company, trust, Governmental Authority, unincorporated organization, or other entity.

"Plant" means Buyer's Yenter Plant, Section 34, Township 9N, Range 54W, Logan County, Colorado or other plants that processes Seller's Gas.

"Plant Products" means the raw mix of liquefiable hydrocarbons, including without limitation, ethane, propane, butane, and natural gasoline, extracted and saved at the Plant from all of Seller's Gas delivered to and processed by Buyer. "Plant Product" shall not include Drip Liquid.

"Seller's Gas" means all Gas owned or controlled from time to time by Seller and produced from or otherwise attributable to the Dedicated Wells and Sections listed in Schedule 1.

"Receipt Points" means the receipt points described in Schedule 1.

"Residue Gas" means that portion of Seller's Gas remaining after processing at the Plant, and of Seller's Gas bypassed around the Plant.

"Subject Leases" means the oil, gas, and mineral leases, deeds, conveyances, and other instruments related to the Receipt Points described in Schedule 1.

"Third Party Gas" means all Gas gathered on the Gathering System, other than Seller's Gas.

"Year" means the period of time beginning on one Day and ending on the same Day the following year.

1.2 Attachments. A list of the exhibits, schedules, and other attachments to this Agreement is attached behind the signature page. Each exhibit, schedule, or other attachment to this Agreement is a part of this Agreement and incorporated herein for all purposes.

Article 2 - Term

2.1 Term. The term of this Agreement shall commence on the Effective Date and continue for twenty (20) years.

Article 3 - Gathering of Seller's Gas

3.1 Buyer shall purchase, and provide gathering, compression and processing services (the "Services") for Seller's Gas delivered by Seller to the Receipt Point(s) for receipt into the Gathering System.

3.2 Dedicated Wells and Sections. Subject to Seller's Reservations in 3.4 hereunder, Seller (i) dedicates and commits to the performance of this Agreement all Seller's Gas produced from the Dedicated Wells and Sections, along with all Processing Rights attributable to all such gas, (ii) represents that Seller's Gas produced from the Dedicated Wells and Sections are not otherwise subject to any other gas gathering and/or purchasing agreement or other commitment and (iii) agrees not to deliver any Gas produced from the Dedicated Wells and Sections owned by Seller to any other gas Buyer or gas gathering system, except as provided in this Agreement. Seller owns and has the right to deliver Seller's Gas from the Dedicated Wells and Sections to the Gathering System. Buyer may file a memorandum reflecting the dedication hereunder in the appropriate county records.

3.3 Seller's Reservations. Seller reserves the following rights (and reasonable quantities of Gas to satisfy same) ("Seller's Reservations"): (i) to operate the Dedicated Wells as a reasonably prudent operator, (ii) to treat Gas to conform to this Agreement, but using only mechanical, ambient temperature equipment located at surface production facilities on or near wells producing from the Dedicated Wells, (iii) to use Gas produced from the Dedicated Wells for lease operations, and to fulfill obligations to Seller's lessors, (iv) to pool, communitize, or unitize Seller's interests in the Dedicated Wells, and (v) to dispose of any gas not taken by Buyer for any reason, including events of Force Majeure, subject to Buyer's right to resume purchases at any subsequent time. If Buyer does not take gas for thirty (30) consecutive days and Seller secures a different temporary market, Buyer may resume purchases at the first of the month following fifteen (15) days written notice of its ability and intent to resume purchases. If Seller repairs, reworks, curtails, or plugs and abandons any existing well, written notice thereof shall be given to Buyer no later than 5 Business Days prior to delivering or curtailing deliveries of Gas from such well to a Receipt Point.

3.4 Prudent Operator. Seller and Buyer shall each perform their obligations under this Agreement in a good, efficient and workmanlike manner, in their best judgment as prudent operators, in conformity with the best practices of the industry and in accordance with all valid and applicable laws, rules, and regulations of governmental authorities.

Article 4 - Price

4.1 Price. For Seller's Gas received hereunder, Buyer shall pay Seller:

(a) Eighty-five percent (85%) of the Residue Gas Revenue for Seller's Gas received by Buyer from the sale of Residue Gas allocated to Seller's Gas delivered to and purchased by Buyer, as provided herein; and

(b) Eighty-five percent (85%) of the Plant Products Revenue received by Buyer from the sale of Plant Products allocated to Seller Gas delivered to and purchased by Buyer, as provided herein. Buyer shall make all arrangements, on a timely basis, for the marketing, any required transportation, and disposition of such Plant Product.

(c) Buyer shall deduct from the price calculated in (a) and (b) above a Gathering Fee of $0.50 per Mcf on Seller's Gas as measured at each Receipt Point.

4.2 Escalation of Fees. The Gathering Fee in Article 4.1 (c) shall be adjusted on each anniversary of the Effective Date to equal the product of: (i) the applicable fee then in effect multiplied by (ii) the annual change, if any, in the CPI-U Index for the prior calendar Year.

4.3 Payment. Payment of the fees shall be made in accordance with the procedures set forth in Article 9 of this Agreement.

Article 5 - Gas Receipt

5.1 Receipt. Seller agrees to tender, or cause to be tendered, to the Receipt Points, Seller's Gas, each Day, and Buyer agrees to accept Seller's Gas at the Receipt Points.

5.2 Information. Each Party will furnish or cause to be furnished to the other Party hereto all data required to an accurate accounting for all Seller's Gas received and delivered hereunder.

5.3 Commingling. Seller's Gas received by Buyer shall constitute part of the supply of Gas from all sources in the Gathering System, and as such Buyer shall have the absolute and unqualified right to commingle Seller's Gas and to deliver molecules different from those received and to handle the molecules received in any manner.

5.4 Lost and Unaccounted for Gas. Buyer agrees to operate as a prudent operator in gathering Seller's Gas received at the Receipt Points. Seller acknowledges that certain volumetric losses of Seller's Gas and measurement discrepancies will occur, and such losses attributable to Lost and Unaccounted For Gas shall be shared and allocated among the Seller and other third parties whose Gas is gathered on the Gathering System in the proportion that each party delivers Gas to the Gathering System, or as can be isolated as attributable to a certain part of the system in the case of blow-down, emergency release, pipeline breakage, etc.

5.5 Pressures. Seller's Gas shall be delivered at the Receipt Points at pressures sufficient to effect delivery into Buyer's facilities at the Receipt Points. Subject to Force Majeure, the operating pressure in the Gathering System shall not exceed 60 psig at Receipt Points, averaged over 30 days. Subject to Force Majeure, in the event that the average operating pressure at the Receipt Points exceeds the average 60 psig limit, Seller may give notice to Buyer of excess pressure, in writing and specifically referencing both this Article and the affected points(s). Upon receipt of such a notice, Buyer shall immediately act to reduce the pressures at the affected point(s), with due consideration given to expected volume declines and additional volumes to be added or removed from the constrained part of the system, and Buyer shall reduce the Seller's Gathering Fee from $0.50/Mcf to $0.25/Mcf during the period of continued pressure violation. The pressure violation shall be deemed cured and the Gathering Fee returned to $0.50/Mcf when the pressure at the affected Receipt Point(s) is at or below 60 psig averaged over 30 days in a single month period.

Article 6 - Taxes and Warranties

6.1 Taxes. Seller shall pay or cause to be paid, and agrees to indemnify and hold harmless Buyer from and against the payment of, all excise, gross production, severance, sales, occupation, and all other taxes, charges, or impositions of every kind and character required by statute or by any Governmental Authority with respect to Seller's Gas and the handling thereof prior to receipt thereof by Buyer at the Receipt Points. Buyer shall pay or cause to be paid and agrees to indemnify and hold harmless Seller from and against all taxes and assessments, if any, imposed upon Buyer for the activity of gathering of Seller's Gas after receipt and prior to redelivery thereof by Buyer at the Delivery Points. Neither Party shall be responsible or liable for any taxes nor other statutory charges levied or assessed against the facilities of the other Party used for the purpose of carrying out the provisions of this Agreement.

6.2 Title and No Liens. Seller transfers and warrants to Buyer good title to Seller's Gas delivered to the Receipt Points, along with all processing rights, free from all liens, charges, and other adverse claims or encumbrances. Seller shall indemnify, defend, and hold harmless Buyer from and against all Losses arising from all such liens, charges, and adverse claims and encumbrances, including Losses arising from claims (i) by co-working interest owners, royalty or overriding royalty owners, or other purported owners of interests or rights in Seller's Gas or in the Dedicated Wells and Sections or (ii) by Persons from whom Seller purchased or otherwise acquired Seller's Gas prior to the Receipt Points.

6.3 Other Warranties. EXCEPT AS SET FORTH IN THIS ARTICLE 6 AND THE OTHER PROVISIONS OF THIS AGREEMENT AND ITS ATTACHMENTS, NEITHER PARTY MAKES ANY OTHER WARRANTIES, EXPRESSED OR IMPLIED, AND SPECIFICALLY DISCLAIMS ANY WARRANTIES OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO THE GAS DELIVERED HEREUNDER.

Article 7 - Control, Possession, and Waiver

7.1 Control and Possession. As between the Parties, Seller shall be deemed to be in exclusive control and possession of Seller's Gas received hereunder and responsible for any damage or injury caused thereby prior to the time Seller's Gas shall have been received by Buyer at the Receipt Point(s). After receipt of Seller's Gas by Buyer at the Receipt Point(s), Buyer shall be deemed to be in exclusive control and possession thereof and responsible for any damage or injury caused thereby.

7.2 Indemnity. Seller agrees to indemnify, defend, and hold harmless Buyer and its Affiliates from any and all Losses arising from or out of (i) personal injury or property damage attributable to Seller's Gas when Seller shall be deemed to be in control and possession of Seller's Gas as provided in Section 7.1 and (ii) the delivery by Seller of Seller's Gas that does not meet the quality specifications in this Agreement. Except to the extent a Loss (or Losses) is covered by the indemnity in the preceding sentence, Buyer agrees to indemnify, defend, and hold harmless Seller from any and all Losses arising from or out of personal injury or property damage attributable to Seller's Gas when Buyer shall be deemed to be in control and possession of Seller's Gas as provided in Section 7.1. THE INDEMNITIES SET FORTH IN THIS SECTION 7.2 ARE TO BE CONSTRUED WITHOUT REGARD TO THE CAUSES THEREOF, INCLUDING THE NEGLIGENCE OF ANY INDEMNIFIED PARTY, WHETHER SUCH NEGLIGENCE BE SOLE, JOINT, OR CONCURRENT, OR ACTIVE OR PASSIVE, OR THE STRICT LIABILITY OF ANY INDEMNIFIED PARTY OR OTHER PERSON.

7.3 Waiver of Damages. NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY OR ITS AFFILIATES FOR CONSEQUENTIAL, INCIDENTAL, PUNITIVE, EXEMPLARY, OR INDIRECT DAMAGES, LOST PROFITS, OR OTHER BUSINESS INTERRUPTION OR SIMILAR DAMAGES, BY STATUTE, IN TORT, OR CONTRACT. IT IS THE INTENT OF THE PARTIES THAT THE LIMITATIONS HEREIN IMPOSED ON REMEDIES AND THE MEASURE OF DAMAGES BE WITHOUT REGARD TO THE CAUSE OR CAUSES RELATED THERETO, INCLUDING THE STRICT LIABILITY OR NEGLIGENCE OF ANY PARTY. TO THE EXTENT ANY DAMAGES REQUIRED TO BE PAID HEREUNDER ARE LIQUIDATED, THE PARTIES ACKNOWLEDGE THAT THE DAMAGES ARE DIFFICULT OR IMPOSSIBLE TO DETERMINE, OR OTHERWISE OBTAINING AN ADEQUATE REMEDY IS INCONVENIENT, AND THE DAMAGES CALCULATED HEREUNDER CONSTITUTE A REASONABLE APPROXIMATION OF THE HARM OR LOSS.

Article 8 - Allocation of Residue Gas, Plant Product, and Drip Liquids Revenue

8.1 The Residue Gas volume attributable to a particular Receipt Point shall be determined by subtracting from the measured volume at each Receipt Point (i) the allocated Fuel; (ii) the allocated L&U; and (iii) the allocated thermal equivalent of Plant Products.

8.2 The quantity of Plant Products (in gallons) of a particular Component Plant Product recovered and attributable to a particular Receipt Point shall be determined by multiplying the Component Plant Product recovered by a fraction, the numerator of which is the theoretical test gallons of the particular Component Plant Product contained in the Gas delivered at such Receipt Point and the denominator of which is the total quantity of theoretical test gallons of the particular Component Plant Product contained in all of the Gas delivered at the receipts points on the Gathering System.

8.3 The Residue Gas Revenue attributable to Seller's Gas for each accounting period shall be calculated by multiplying the quantity of Residue Gas (MMBtu) during such accounting period that is attributable to Seller's Gas delivered to Buyer during such accounting period by 100% of CIG Index, Rockies Inside FERC (First of Month) price per MMBtu of Residue Gas during such accounting period for such Residue Gas.

8.4 Notwithstanding a Force Majeure event, the Plant Products Revenue attributable to Seller's Gas for each Accounting Period shall be the sum of the products obtained by multiplying the volume of each Component Plant Product recovered during such Accounting Period that is attributable to Seller's Gas delivered to Buyer during such Accounting Period by the weighted average sales price realized by Buyer, net of transportation and fractionation charges which shall be limited to $0.13/gallon, during such Accounting Period for such component Plant Product.

8.5 Buyer shall keep its Gathering System reasonably clear of obstruction and, in consideration thereof, Buyer shall own all Drip Liquids and/or oil collected in the gathering lines and facilities located downstream of the Receipt

Point, but upstream of the Plant Inlet. Buyer shall compensate Seller proportionately for Drip Liquid volume on an MMBtu basis as a part of the Allocation of Residue Gas Revenue payment.

Article 9 - Billing and Payments

9.1 Billing and Payment. On or about the 25th of each Month, in respect of Residue Gas and Plant Products marketed by Buyer in the prior Month, Buyer shall remit to Seller the amount due under Section 8. Such payment shall include a statement to Seller including enough information so that Seller can verify payment, of:

(i) The volumes and quantities (Mcf and MMBtu) of Seller's Gas and the volumes and quantities of Plant Products attributable to Seller's Gas received at each Receipt Point,

(ii) Any adjustments for prior periods, and

(iii) Any deductions for fees. If actual measurements of volumes of Seller's Gas are not available in any Month, Buyer may prepare and submit its payment based on estimated volumes, which estimated volumes shall be corrected to actual volumes in the following Month or Months.

9.2 Dispute. If Seller, in good faith, disputes the amount paid, it must provide supporting documentation acceptable in industry practice to support the amount disputed within 2 years of such payment. If the Parties are unable to resolve such dispute, either Party may pursue any remedy available at law or in equity to enforce its rights under this Agreement.

9.3 Late Payments. If Buyer fails to pay the amount owed Seller hereunder when such amount is due, interest thereon shall accrue from, but excluding, the due date to, and including, the date payment thereof is actually made at the lesser of the "Prime Rate" plus 2%, computed on an annualized basis and compounded Monthly, or the maximum rate of interest permitted by Applicable Law, not to exceed the maximum legal rate. "Prime Rate" means the prime rate on corporate loans at large U.S. money center commercial banks as set forth in the Wall Street Journal "Money Rates" table under the Heading "Prime Rate," or any successor thereto, on the first date of publication for the Month in which payment is due.

9.4 Audit. Either Party shall have the right, at its own expense, upon reasonable Notice and at reasonable times, to examine and audit and to obtain copies of the relevant portion of the books, records, and telephone recordings of the other Party to the extent reasonably necessary to verify the accuracy of any statement, charge, payment, or computation made under this Agreement. This right to examine, audit, and to obtain copies shall not be available with respect to proprietary information not directly relevant to transactions under this Agreement. All invoices and billings shall be conclusively presumed final and accurate and all associated claims for underpayments or overpayments shall be deemed waived unless such invoices or billings are objected to in writing, with adequate explanation and/or documentation, within 2 Years after the Month of Gas delivery. All retroactive adjustments under this Section 9.5 shall be paid in full by the Party owing payment within 30 Days of Notice and substantiation of such inaccuracy.

Article 10 - Force Majeure

10.1 Non-Performance. If a Party is rendered unable, wholly or in part, by reason of a Force Majeure Event to perform its obligations under this Agreement (other than obligations to make indemnity payments when due hereunder), then such Party's obligations shall be suspended to the extent affected by the Force Majeure Event.

10.2 Definition. "Force Majeure Event" means any cause or event not reasonably within the control of the Party whose performance is sought to be excused thereby; including acts of God, strikes, lockouts, or other industrial disputes or disturbances, acts of the public enemy, wars, blockades, insurrections, riots, epidemics, landslides, lightning, earthquakes, fires, tornadoes, hurricanes, storms, and warnings for any of the foregoing which may necessitate the precautionary shut-down of wells, plants, pipelines, gathering systems, or other related facilities, floods, washouts, arrests and restraints of governments and people, civil disturbances, explosions, sabotage, breakage or accidents to equipment, machinery, gathering systems, plants, facilities or lines of pipe, the making of repairs or alterations to lines of pipe, gathering systems, plants or equipment, inability to secure

labor or materials, freezing of wells or lines of pipe, partial or entire failure of wells or lines of pipe, partial or entire failure of gas supply, electric power shortages, necessity for compliance with any court order, or any law, statute, ordinance, regulation or order promulgated by a Governmental Authority having or asserting jurisdiction, and inclement weather that necessitates extraordinary measures and expense to construct facilities or maintain operations and any other causes, whether of the kind enumerated herein or otherwise, not reasonably within the control of the Party claiming suspension. Such term shall likewise include, in those instances where either Party is required to obtain servitudes, rights-of-way, grants, permits, or licenses to enable such Party to fulfill its obligations hereunder, the inability of such Party to acquire, or delays on the part of such Party in acquiring, at reasonable cost and after the exercise of reasonable diligence, such servitudes, rights-of-way, grants, permits or licenses, and in those instances where either Party hereto is required to furnish materials and supplies for the purpose of constructing or maintaining facilities or is required to secure permits or permissions from any Governmental Authority to enable such Party to fulfill its obligations hereunder, the inability of such Party to acquire, or delays on the part of such Party in acquiring, at reasonable cost and after the exercise of reasonable diligence, such materials, supplies, permits, and permissions.

10.3 Strikes. The settlement of strikes or lockouts shall be entirely within the discretion of the Party having the difficulty, and any obligation hereunder to remedy a Force Majeure Event shall not require the settlement of strikes or lockouts by acceding to the demands of the opposing Party when such course is inadvisable in the sole discretion of the Party having the difficulty.

10.4 Notice. The Party whose performance is affected by a Force Majeure Event must provide written Notice to the other Party. Initial notice may be given orally, but written or email Notice with reasonably full particulars of the Force Majeure Event is required as soon as reasonably possible after the occurrence of the Force Majeure Event.

10.5 Maintenance and Other Operations. Buyer may interrupt its performance hereunder for the purpose of making necessary or desirable inspections, upgrades, alterations, and repairs to its Gathering System. Buyer shall give to Seller reasonable notice of its intention to suspend its performance hereunder, except in cases of emergency where such notice is impracticable or in cases where the operations of Seller will not be affected. Buyer shall endeavor to arrange such interruptions so as to inconvenience Seller as little as possible. Service interruptions on the part of either Party that are covered by this provision are included within the definition of "Force Majeure Event" for the purpose of this Agreement.

Article 11 – Assignment

11.1 Restriction on Assignment. Except as provided below, neither Party may assign or delegate any of its rights or obligations under this Agreement, by operation of law, change of control, or otherwise, without the prior written consent of the other Party, excluding assignment to an affiliate or subsidiary. Such consent shall not be unreasonably withheld.

11.2 Inurement. This Agreement binds and inures to the benefit of the Parties and their respective successors and assigns.

Article 12 – Notices

12.1 Notice. All notices, invoices, payments, and other communications made under this Agreement ("Notice") shall be in writing and sent to:

To SELLER:

CONTINENTAL RESOURCES, INC.
20 N. Broadway
Oklahoma City, Oklahoma 73102
Or
P. O. Box 269042
Oklahoma City, OK 73126

Attention: Gas Contract Administration

Telephone: 405-234-9460

Facsimile: Same

Email: gasmarketinggroup@clr.com

To BUYER:

STERLING ENERGY INVESTMENTS LLC
1225 17th STREET, SUITE 2520
DENVER, COLORADO 80202

Attention: Contract Administration
Telephone: (720) 881-7100
Facsimile: (720) 881-7101

12.2 Method. All Notices required hereunder may be sent by facsimile or mutually acceptable electronic means, a nationally recognized overnight courier service, first class mail, or hand delivered.

12.3 Delivery. Notice shall be deemed effective when received on a Business Day by the addressee. In the absence of proof of the actual receipt date, the following presumptions will apply. Notices sent by facsimile shall be deemed to have been received upon the sending Party's receipt of its facsimile machine's confirmation of successful transmission. If the Day on which such facsimile is received is not a Business Day or is after 5 p.m. on a Business Day, then such facsimile shall be deemed to have been received on the next following Business Day. Notice by overnight mail or courier shall be deemed to have been received on the next Business Day after it was sent or such earlier time as is confirmed by the receiving Party. Notice by first class mail shall be considered delivered 5 Business Days after mailing.

Article 13 - Other Provisions

13.1 Additional Terms. The measurement terms and conditions set forth in Exhibit A are incorporated herein by reference.

13.2 Governing Law. This Agreement is subject to, and each Party will comply with, all Applicable Laws of any Governmental Authority now or hereafter having jurisdiction over either or both Parties or their facilities. This Agreement shall be construed, enforced, and interpreted according to the laws of the State of Colorado, without regard to the conflicts of law rules thereof. Each Party hereby irrevocably submits to the jurisdiction of the courts of Denver County in the State of Colorado and the federal courts of the United States of America located in Denver County, Colorado over any dispute or proceeding arising out of or relating to this Agreement or any of the transactions contemplated hereby, and each Party irrevocably agrees that all claims in respect of such dispute or proceeding shall be heard and determined in such courts. Each Party hereby irrevocably waives, to the fullest extent permitted by Applicable Law, any objection which it may now or hereafter have to the venue of any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby brought in such court or any defense of inconvenient forum for the maintenance of such dispute or action. Each Party agrees that a judgment in any dispute heard in the venue specified by this section may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Applicable Law.

13.3 WAIVER OF JURY TRIAL. EACH PARTY TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES TRIAL BY JURY IN ANY ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT.

13.4 Representations. Each Party represents to the other Party as of the Effective Date hereof as follows:

(i) There are no suits, proceedings, judgments, or orders by or before any governmental authority that materially adversely affect its ability to perform this Agreement or the rights of the other Parties hereunder,

(ii) It is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its formation, and it has the legal right, power and authority and is qualified to conduct its business, and to execute and deliver this Agreement and perform its obligations hereunder,

(iii) The making and performance by it of this Agreement is within its powers, and has been duly authorized by all necessary action on its part,

(iv) This Agreement constitutes a legal, valid, and binding act and obligation of it, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, reorganization and other laws affecting creditor's rights generally, and with regard to equitable remedies, to the discretion of the court before which proceedings to obtain same may be pending, and

(v) There is no bankruptcy, insolvency, reorganization, receivership or other arrangement proceedings pending or being contemplated by it.

13.5 Waiver. No waiver of any breach of this Agreement shall be held to be a waiver of any other or subsequent breach.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

CONTINENTAL RESOURCES, INC. (Seller)

By: W. Jeff Cloud

Name: W. Jeff Cloud

Title: VP, Natural Gas Marketing

STERLING ENERGY INVESTMENTS LLC (Buyer)
By Sterling Investment Holdings LLC, its Sole Member

By: David B Kenyon

Name: David B. Kenyon

Title: President

List of Exhibits and Schedules

Exhibit A – Additional Terms and Conditions

Schedule 1 – Dedicated Area

Exhibit A - ADDITIONAL TERMS AND CONDITIONS

The following terms and conditions shall apply to the purchase and gathering of Seller's Gas on the Gathering System.

1. Measurement and Testing.

   (a) Meters. Buyer, or its designee, shall maintain and operate Buyer's receipt meters, when installed, and the measuring stations at the Receipt Point(s). Seller may install, maintain, and operate, at their expense, such check measuring equipment as desired and where appropriate. Such equipment shall be installed so as not to interfere with the operation of Buyer's or its designee's measuring equipment.

   (b) Practices. All meters shall be constructed, installed, and operated in accordance with the following standards depending on the type of meters used.

      (1) Orifice Meters - In accordance with American Gas Association Report Number 3, dated 2000 or the most recent edition as agreed to by Buyer and Seller. If Gas pulsation problems occur upstream of the Receipt Points or downstream of the Delivery Points, Seller, or their designee, shall take whatever steps necessary to mitigate such pulsation.

      (2) Positive Meters - In accordance with American National Standards Institute B109.2, dated 2000 or the most recent edition as agreed to by Buyer and Seller.

      (3) Turbine Meters - In accordance with American Gas Association Report Number 7, dated 1996 or the most recent edition as agreed to by Buyer and Seller.

      (4) Electronic Transducers and Flow Computers (solar and otherwise) - in accordance with the applicable American Gas Association standards, including but not limited to American Gas Association Measurement Committee Report Nos. 3, 5, 6 and 7 and any subsequent amendments, revisions, or modification thereof.

      (5) Ultrasonic Meters - In accordance with American Gas Association Report Number 9, dated 2003 or the most recent edition as agreed to by Buyer and Seller.

   Notwithstanding anything contained in Section 1(c) to the contrary, Buyer shall not be required to replace or make any alterations to its measuring equipment as a result of any subsequent amendments, revisions, or modifications of the American Gas Association Reports cited in Subparagraphs (1) through (5) of this Section 1(c), unless the Parties mutually agree to such replacement or alteration.

   (c) Testing. Buyer shall give reasonable Notice to Seller of any cleaning, changing, repairing, inspecting (including internal inspections), testing, calibrating, or adjusting of Buyer's receipt meters or the measuring equipment at the Delivery Points to permit Seller to have a representative present. The official records from the measuring equipment shall remain the property of Buyer. Upon request, Buyer will submit its records, together with calculations therefrom, to Seller for inspection and verification, subject to return to Buyer or its designee within 30 Days after receipt thereof.

   (d) Accuracy of Meters. All meters shall be verified (and calibrated) at the following intervals: (i) if the deliveries of Gas through the meter average less than 100 Mcf/d, at least once each Year, (ii) if the deliveries of Gas through the meter average between 100 Mcf/d and 500 Mcf/d, at least once every 6 Months, (iii) if the deliveries of Gas through the meter average between 500 Mcf/d and 5,000 Mcf/d, at least once every 3 Months, or (iv) if the deliveries of Gas through the meter average more than 5,000 Mcf/d, at least once each Month. If, upon any test, the measuring equipment is found to be inaccurate by 2% or less, previous readings of such equipment will be considered correct in computing the deliveries of Seller's Gas hereunder, but such equipment shall immediately be adjusted to record accurately. If, upon any test, the measuring equipment is found to be inaccurate by more than 2% of the average flow rate since the last test, then any previous recordings of such equipment shall be corrected to zero (0) error for any period which is known definitely or agreed upon, using the procedure set forth in Section 1(f). If such period is not known or agreed upon, such correction shall be made for a period covering 1/2 of the time elapsed since the date of the latest test, but not to exceed 16 Days when the equipment is tested every

Month and not to exceed 45 Days when the equipment is tested every 3 months and likewise for the bi-annual and annual testing. If Seller desires a special test of any measuring equipment, at least 72 hours advance notice shall be given to Buyer by Seller, and both Parties shall cooperate to secure a prompt test of the accuracy of such equipment. If the measuring equipment so tested is found to be inaccurate by 2% or less, Buyer shall have the right to bill Seller for the costs incurred due to such special test, including any labor and transportation cost, and Seller shall pay such costs promptly upon invoice thereof. At the request of Seller, Buyer also will test and calibrate Seller's well meters that are upstream of Buyer's receipt meters.

(e) Adjustments. If, for any reason, any measurement equipment is out of adjustment, out of service, or out of repair and the total calculated hourly flow rate through each meter run is found to be in error by an amount of the magnitude described in Section 1(e), the total quantity of Seller's Gas delivered shall be re-determined in accordance with the first of the following methods which is feasible:

(1) by using the registration of any check meters, if installed and accurately registering (subject to testing as described in Section 1(e)), or

(2) where parallel multiple meter runs exist, by calculation using the registration of such parallel meter runs; provided that they are measuring Seller's Gas from upstream headers in common with the faulty metering equipment, are not controlled by separate regulators, and are accurately registering; or

(3) by correcting the error by straightforward application of a correcting factor to the quantities recorded for the period (if the net percentage of error is ascertainable by calibration, tests, or mathematical calculation); or

(4) by estimating the quantity, based upon deliveries made during periods of similar conditions when the meter was registering accurately.

(f) Meter Records Retention. Buyer shall retain and preserve for a period of at least 2 years all measurement results, test data and other similar records.

2. Measurement Specifications.

(a) Units. The unit of volume for measurement shall be one (1) cubic foot. Such measured volumes shall be multiplied by their Gross Heating Value per cubic foot and divided by 1,000,000 to determine MMBtu delivered hereunder.

(b) Practices. Computations for Gas measurement shall be made in accordance with the following depending on the type of meters used:

(1) Orifice Meters - In accordance with American Gas Association Report Number 3, dated 2000 or the most recent edition as agreed to by Buyer and Seller.

(2) Positive Meters - In accordance with American National Standards Institute B109.2, dated 2000 or the most recent edition as agreed to by Buyer and Seller.

(3) Turbine Meters - In accordance with American Gas Association Report Number 7, dated 1996 or the most recent edition as agreed to by Buyer and Seller.

(4) Electronic Transducers and Flow Computers (solar and otherwise) - in accordance with the applicable American Gas Association standards, including but not limited to American Gas Association Measurement Committee Report Nos. 3, 5, 6 and 7 and any subsequent amendments, revisions, or modification thereof.

(5) Ultrasonic Meters - In accordance with American Gas Association Report Number 9, dated 2003 or the most recent edition as agreed to by Buyer and Seller.

(c) Temperature. The temperature of Seller's Gas typically shall be determined by a temperature measurement device installed as part of the selected meter and flow computer combination, or such other means of recording temperature as may be mutually agreed upon by the Parties. The temperature so recorded, obtained while Seller's Gas is being delivered, shall be the applicable flowing Gas temperature for purposes of calculating the actual gas flow.

(d) Product Composition of Seller's Gas. Buyer shall obtain a continuous flow monthly composite sample or a monthly spot sample of the Gas delivered by Seller hereunder while the Gas is being produced under normal operating conditions. Analysis of such sample shall be made by Buyer, at Buyer's election, by gas chromatography or other industry approved method, and the results reported as mole percent along with other composition parameters. Buyer shall furnish Seller a copy of all analyses of Seller's Gas.

(e) Pressure. For purposes of measurement and meter calibration, the atmospheric pressure for each of the Receipt Points and Delivery Points shall be assumed to be the pressure value determined by Buyer, or its designee, for the county elevation in which such point is located pursuant to generally accepted industry practices irrespective of the actual atmospheric pressure at such points from time to time. For the purposes herein, such atmospheric pressure will be assumed to be 14.65 pounds per square inch absolute.

(f) Gross Heating Value, Specific Gravity, and Compressibility. The Gross Heating Value, Specific Gravity, and Compressibility of the Gas delivered at the Receipt Points and Delivery Points shall be determined from compositional analysis as described in Section 2(d) above as outlined in Gas Processors Association Standard 2172 Calculation of Gross Heating Value, Relative Density, and Compressibility of Natural Gas Mixtures from Compositional Analysis.

(g) Other Contaminants. Other tests to determine water content, sulfur, hydrogen sulfide, inert gases, and other impurities in Seller's Gas shall be conducted whenever requested by either Party and shall be conducted in accordance with standard industry testing procedures.

3. Quality Specifications.

(a) Seller's Gas. Seller's Gas delivered at each Receipt Point shall meet the quality specifications imposed by the receiving transporter (except for hydrocarbon dew point specifications for Seller's Gas connected to the Plant), but in no event shall exceed the specifications as follows:

(1) Water Vapor: Seller's Gas shall not have water vapor content in excess of 7 pounds of water vapor per 1,000,000 cubic feet of Gas.

(2) Hydrogen Sulfide: Seller's Gas shall not contain more than ¼ grain of hydrogen sulfide per 100 cubic feet of Gas at the Receipt Points, as determined by quantitative tests.

(3) Total Sulfur: Seller's Gas shall not contain more than 5 grains of total sulfur per 100 cubic feet of Gas at the Receipt Points.

(4) Temperature: Seller's Gas shall not have a temperature less than 40°F or more than 120°F.

(5) Carbon Dioxide: Seller's Gas shall not contain more than 2% by volume of carbon dioxide.

(6) Oxygen: Seller's Gas shall contain no oxygen.

(7) Nitrogen: Seller's Gas shall not contain more than 2% by volume of nitrogen.

(8) Total Inert Gas: Seller's Gas shall not contain more than 4% by volume of total inert gases.

(9) Objectionable Liquids and Solids and Dilution: Seller's Gas shall be free of all objectionable liquid and solids shall be commercially free from dust, gums, gum-forming constituents, naturally occurring radioactive material, and other liquids or solid matter which might become separated from Seller's Gas in the course of transportation through pipelines.

(10) Gross Heating Value: Seller's Gas shall have a Gross Heating Value not less than 1200 Btu's per cubic foot of Gas.

(b) Change in Receiving Transporter's Specifications. Notwithstanding the Gas specifications above, if a receiving transporter notifies Buyer or Seller of different or additional quality specifications required at the Delivery Points and different from those outlined in Section 3(a) or (b) above, Buyer will notify Seller of any such different or additional specifications as soon as practicable after being notified of such specifications. Such revised specifications will be considered as the quality specifications for Seller's Gas under this Agreement for as long as required by the receiving transporter.

(c) Failure to Meet Specifications. If Seller's Gas delivered hereunder fails to meet any of the quality specifications stated in Section 3(a), (b) or (c) above, Buyer (i) may install equipment, at Seller's expense (such expense to be mutually agreed to), on the Gathering System to treat such nonconforming Seller's Gas or (ii) may refuse to accept such Seller's Gas for so long as Seller is unable to deliver Seller's Gas conforming to such specifications. If Buyer, in its sole discretion, accepts Seller's Gas that fails to meet any of the quality specifications stated above, Buyer shall not be deemed to have waived Buyer's right to refuse to accept non-specification Gas at a subsequent time.

4. Easements & Access. To the extent that Seller may contractually or lawfully do so under its leasehold interests and other property rights in the Subject Leases, Seller hereby grants, convey, assign, and transfer to Buyer a right of way and easement across the Subject Leases for the purposes of installing, using, inspecting, repairing, operating, replacing, and removing Buyer's facilities (including installation of new custody transfer meters and other equipment), all at Buyer's sole cost, risk and expense, used or useful in the performance of this Agreement. Any property of Buyer placed in or on any of such land shall remain the property of Buyer, subject to removal by Buyer when necessary or desirable, in Buyer's sole judgment, or upon the expiration or termination of this Agreement. Buyer shall have a reasonable time after the expiration or termination of this Agreement to remove its property. Buyer and Seller shall cooperate to establish separate rights-of-way in Buyer's name for its facilities. Buyer agrees to indemnify, defend and hold Seller harmless for any cost, expense, claim, injury or damage of any kind (including attorney fees and court costs) arising or related to Buyer's use or attempted use of Seller's easements or rights-of-way across or on any Seller's lands.

5. Uneconomic Systems. At any time, Buyer shall have the right to declare, acting reasonably, that the operation of all of the Gathering System is uneconomic by giving Notice to Seller. For purposes of the foregoing "uneconomic" shall mean that the total direct cash costs and direct cash expenses incurred by Buyer in the operation of the Gathering System (excluding depreciation, amortization and capital expenditures), exceeds the total net revenues received by Buyer from the operation of the Gathering System, all as determined in accordance with generally accepted accounting principles. Upon receipt of such Notice by Seller, Buyer and Seller shall negotiate in good faith to reach agreement on additional gathering fees to be paid by Seller for Seller's Gas gathered on the Gathering System that would cause the operation to be economic to Buyer. If the Parties fail to reach agreement on such additional gathering fees within a reasonable period of time, then Buyer will have the right, upon no less than 90 Days advance Notice to Seller, to discontinue taking Seller's Gas on the Gathering System, with no further liability to Seller under this Agreement.

SCHEDULE 1

To
GAS PURCHASE CONTRACT
Between
CONTINENTAL RESOURCES, INC. as Seller
And
STERLING ENERGY INVESTMENTS LLC as Buyer

Effective as of April 1, 2012

DEDICATED AREA
WELD COUNTY, COLORADO

No.	Well Receipt Point	Location	Commitment
1	Buchner 1-2H	Sec 2&11, 7N 60W 250' FNL 660' FEL of Sec. 2 660' FSL 660' FEL of Sec. 11	All Seller's Gas produced from referenced well and sections, to all depths.
2	Reines 1-11H	Sec 1, 7N 60W, 400' FSL 1,980' FWL 660' FNL 1,980' FWL	All Seller's Gas produced from referenced well and section, to all depths.

SCHEDULE 2

to the Gas Purchase Agreement dated April 1, 2012, between Continental Resources, Inc. as Seller and Sterling Energy Investments LLC as Buyer ("Agreement")
Buy-back Meter Facilities &
Gas Use and Sales for Seller's Operations

Continental Resources, Inc. ("Continental") and Sterling Energy Investments LLC ("Sterling"), as parties to the Agreement, agree to the terms and conditions set forth in this Schedule 2 to the Agreement, under which Continental agrees to purchase Gas from Sterling, and Sterling agrees to sell Gas to Continental, on an as-needed basis for development, operation and optimization of production from the New Wells listed in Schedule 1 - Dedicated Wells and Area, or other oil and gas assets operated by Continental. Sterling understands Continental's need for gas purchase to be minimal (primarily for gas lift), and will not materially impact gas deliveries to Sterling over the life of the Agreement or materially impact Sterling's ability to pay out its initial capital investment to connect the wells to its Gathering System.

1. **Buy-back Meter.** Upon written request of Continental, Sterling or its designee agrees to install a tap, a connection line from its Gathering System, associated metering facilities (meter tube, EFM recorder, and associated valves, tubing and piping), and other necessary facilities (collectively "Buy-back Meter") at a mutually agreeable location near any of the three New Wells listed in Schedule 1 to enable Continental to purchase Gas to conduct desired operations, including gas lift operations . The Buy-back Meter will be the Delivery Point for Gas purchased by Continental from Sterling.

2. **Continental's Obligations.** Sterling will invoice Continental and Continental will reimburse Sterling for actual costs of materials, installation and any out-of-pocket monthly expenses related to maintaining the Buy-back Meter facilities and administering Buy-back transactions. Continental will be responsible, at Continental's sole cost and risk, for installation of the facilities necessary for Continental to take delivery of Gas from Sterling (collectively "Production Facilities"). Continental will retain ownership and be responsible for maintenance of the Production Facilities. The terms of Article 7 of the Agreement will apply to Gas purchased by Continental from Sterling at the Buy-back Meter, except with Continental as Buyer and Sterling as Seller for Gas purchased at the Buy-back Meter.

3. **Sterling's Obligation.** Sterling will own, operate, and perform maintenance on the Buy-back Meter and all facilities upstream of the Buy-back Meter.

4. **Buy-back Meter Costs.** An invoice for the amount of $12,403.23 for material and installation costs of the Buy-back Meter is provided along with Schedule 1. Continental agrees to pay the invoice within thirty (30) days of receipt.

5. **Netting of Buy-back Gas.** Each month, Sterling shall deduct the MMBtu quantity delivered to Continental at any Buy-Back Meter from the MMBtu quantity delivered to Sterling at the associated well, and reduce the corresponding MCF volume of Continental's Gas at the Receipt Point for purposes of settlement and payment to Continental under the pricing terms of the Agreement for the Gas delivered from the associated Well to Sterling.

6. **Invoice for Excess Gas.** For any month in which the quantity of MMBtus delivered to Continental at the Buy-back Meter exceeds the quantity of MMBtus received by Sterling at the Receipt Point, Sterling shall fully deduct the MMBtu quantity described above such that no payment will be due Continental and Continental shall pay Sterling for any remaining delivered MMBtus ("Excess Gas") at the weighted average sales price (combined products gas sales price) received by Sterling on an $/MMBtu basis. Sterling will invoice Continental for the Excess Gas delivered during the prior month. Continental agrees to pay the invoice within thirty (30) days of receipt.

7. **Agreement.** Except as otherwise stated in this Schedule 2, the parties agree that the terms and conditions of the Agreement shall apply to Gas purchased by Continental from Sterling including, but not limited to, measurement, passage of title, and payment due. The terms of this Schedule apply only to Gas that is purchased by Continental from Sterling at the Buy-back meter, and does not apply to Gas reserved to and used by Continental Pursuant to Article 3.3 of the Agreement.

FIRST AMENDMENT
To Gas Purchase Agreement
Effective Date: April 1, 2013

This First Amendment to the Gas Purchase Agreement dated April 1, 2012 ("Agreement") is by and between Sterling Energy Investments LLC (as "Buyer") and Continental Resources, Inc. (as "Seller").

RECITALS:

The Parties wish to amend the Agreement to accomplish the following:

(a) add three new wells and related acreage to the Dedicated Wells and Areas,
(b) change the pressure basis from 14.65 pounds per square inch absolute (psia) to 14.73 psia,
(c) add a provision for Producer to buy back gas for use in lease operations, and
(d) include a payment if Buyer fails to be ready to accept Seller's new well gas in a timely manner.

NOW THEREFORE, in consideration of the mutual covenants set forth herein and the other valuable consideration referred to in the Agreement, the Agreement shall be hereby amended as follows:

(a) *Schedule 1* is amended and restated to add the following wells and related acreage to the agreement: *Leggett 1-5H, Buchner 2-2H* and *Wallach 1-8H*. Schedule 1 (Replacement) is attached hereto and incorporated herein.

(b) All references in the Agreement to pressure of *14.65 psia* are hereby amended and replaced by *14.73 psia*.

(c) *Schedule 2* is added to the Agreement to further address Seller's gas use prior to the Receipt Point, and Seller's gas purchases from Buyer.

(d) For the three new wells listed in *Schedule 1*, if Buyer's Gathering System is not ready to accept gas by the later of the corresponding date of said first delivery or actual date Seller's well is flowing gas, then Buyer shall pay Seller a late fee of $500 per day, per well until well is appropriately flowing into Buyer's system.

LEGGETT 1-5H stated first date of sales is 04/16/2013
BUCHNER 2-2H stated first date of sales is 05/05/2013
WALLACH 1-8H stated first date of sales is 05/26/2013

In all other respects and except as amended herein, the terms of the Agreement shall remain in full force and effect.

CONTINENTAL RESOURCES, INC. (SELLER)	**STERLING ENERGY INVESTMENTS LLC (BUYER)** by Sterling Investment Holdings LLC, its Sole Member
By: W. Jeff Cloud	By: David B Kenyon
Name: **W. Jeff Cloud**	Name: **David B. Kenyon**
Title: **VP, Natural Gas Marketing**	Title: **President**
Date: May 28, 2013	Date: April 24, 2013

SCHEDULE 1

(04-01-2013 REPLACEMENT)

To

GAS PURCHASE CONTRACT

Between

CONTINENTAL RESOURCES, INC. (SELLER)

And

STERLING ENERGY INVESTMENTS LLC (BUYER)

Effective as of April 1, 2012

DEDICATED WELLS & AREA

Weld County, Colorado

No.	Well (Receipt Point)	Location	Commitment
1	Buchner 1-2H	Sec 2&11, T7N R60W (1,280 acres)	All Seller's Gas produced from referenced well and sections, and to all depths.
2	Reines 1-11H	Sec 1, T7N R60W (640 acres)	All Seller's Gas produced from referenced well and sections, and to all depths.
3 NEW WELL	Leggett 1-5H	Sec 5, T7N R60W (640 acres)	All Seller's Gas produced from referenced well and sections, and to all depths.
4 NEW WELL	Buchner 2-2H	Sec 2, T7N R60W (640 acres)	All Seller's Gas produced from referenced well and sections, and to all depths.
5 NEW WELL	Wallach 1-8H	Sec 6&8 T7N R61W, and Sec 1 T7N R62W (1,920 acres)	All Seller's Gas produced from referenced well and sections, and to all depths.

Continental
RESOURCES

March 10, 2014

Mr. Robert Sanders
Sterling Energy Investments L.L.C.
1225 17th Street, Ste. 2520
Denver, CO 80202

RE: Assignment of Contract
Gas Purchase Contract, as Amended
Dated: April 1, 2012

Dear Mr. Carpenter:

Sterling Energy Investments L.L.C. ("Sterling") and Continental Resources, Inc. ("Continental") are parties to the above referenced Gas Purchase Contract. Continental has reached a definitive agreement with Red Hawk Petroleum, LLC to sell properties covered by the contract and the agreement was consummated and closed on March 7, 2014.

Article 11 – Assignment, Section 11.1 Restriction on Assignment of the Gas Purchase Contract states as follows: "Except as provided below, neither Party may assign or delegate any of its rights or obligations under this Agreement, by operation of law, change of control, or otherwise, without the prior written consent of the other Party, excluding assignment to an affiliate or subsidiary. Such consent shall not be unreasonably withheld."

Therefore, Continental is hereby requesting written consent of Sterling to assign the Gas Purchase Agreement, as amended.

Please sign in the space provided below Sterling's consent to such assignment.

Agreed to and Accepted this 11 day of March, 2014.

By: Robert B. Sanders

Its: Robert B. Sanders
Vice President - Business Development

If you have questions or need additional information, I can be reached at (405) 234-9142.

Sincerely,

Debbie Lessert

Debbie Lessert

P.O. Box 269042 · 20 N. Broadway · OKC, OK 73102
Voice (405) 234-9142 · Fax (405) 234-9097